Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Gain Therapeutics, Inc. and to the incorporation by reference therein of our report dated March 23, 2023, with respect to the consolidated financial statements of Gain Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG
Ernst & Young AG
Lugano, Switzerland

December 19, 2023